Exhibit 10.1

Summer Infant, Inc.

2010 Employee

Performance Incentive Plan

This plan document outlines the 2010 Summer Infant, Inc. (the “Company”) Employee Performance Incentive Plan (the “Plan”).  Each participant will also receive a personal confirmation letter.  The Compensation Committee of the Board of Directors (the “Compensation Committee”) has sole discretion for the Plan except with respect to the Chief Executive Officer (the “CEO”) as set forth is his Employment Agreement dated February 1, 2010.

PLAN OBJECTIVES

•                  Align the compensation of executive and management employees to key financial drivers.

•                  Provide variable pay opportunities and targeted total cash compensation that is competitive within our labor markets.

EFFECTIVE DATE

This Employee Performance Incentive Plan is for the fiscal year ending December 31, 2010.  However, this Plan may be changed at any time at the sole discretion of the Compensation Committee or the Board of Directors.  Notwithstanding, it is the intent of the Company and the Board of Directors to maintain an annual performance incentive plan.

PARTICIPATION ELIGIBILITY

All executive officers and management employees above salary grade 27 who are employed continuously from January 1, 2010 through December 31, 2010 are qualified to participate in the Plan.  At the discretion of the Chief Executive Officer, any executive officer or management employee who is employed before July 1, 2010 may participate in the Plan on a pro-rata basis determined by his or her full months of service during fiscal 2010.  Any additions or changes the executive officer composition that result in changes to the Plan distribution will be recommended by the Chief Executive Officer and approved by the Compensation Committee.  Participants of the 2010 Plan and award targets are set forth in Exhibits I (Executive Officers) and Exhibit II (management employees).

COMPANY FINANCIAL PERFORMANCE

For fiscal 2010, the determination of the year-end accrual for the Plan expense will be based on the achievement of the EBITDA target before the accrual for the Plan expense, as set forth in the Company’s Annual Budget for fiscal 2010 as approved by the Board of Directors (the “Target”).  For the purposes of this Plan the term “EBITDA” shall represent net income (loss) before income taxes, interest expense, and depreciation and amortization and non-cash stock option expense.

Following the completion of the Company’s audited financial statements for fiscal 2010, the Chief Financial Officer will provide the Compensation Committee with a computation of the Company’s EBITDA and any other financial measurements as deemed necessary by the Compensation Committee.

Compensation Committee may in its sole and absolute discretion remove from the calculation of EBITDA any revenue or expense items that it determines to be non-recurring in nature.

The scale below will be used to calculate the accrual for the 2010 Plan.

Financial Performance Bonus Payment Scale

Company Performance Level	EBITDA Performance vs. Target	Bonus Achievement Percentage of Bonus Target
Below Threshold	0%-79%	0%
Threshold	80%-89%	50%
	90%-99%	75%
Target	100%-109%	100%
Acceleration	110%-119%	125%
	120%-129%	150%
	130%-139%	160%
	140%-149%	170%
	150%-174%	180%
	175%-199%	190%
Maximum	200%	200%

•                  Rounding.  Performance results will be rounded up to the nearest whole percentage point.  For example, if calculated performance achievement percentage is 89.1%, it will be rounded up to 90%.

INDIVIDUAL PERFORMANCE AWARDS

Allocation and payment of the 2010 accrual to individual participants of the Plan will be based on the achievement of individual goals and objectives established by the Company for each management employee.  The Chief Executive Offices will submit goals and objectives for each executive officer participating in the Plan to the Compensation Committee for their approval.  The goals and objectives of the Chief Executive Officer for 2010 will be established mutually by the Compensation Committee.

BONUS CALCULATION EXAMPLE

An example is illustrated below for a Plan participant who has 50% bonus target, and an annualized base salary of $200,000.

Performance Achievement vs. Target	Bonus Achievement Percentage “A”	Base Salary “B”	Bonus Target “C”	Calculated Annual Bonus AxBxC
107%	100%	$200,000	50%	$100,000

EXHIBIT I

Executive Officers

Bonus Target
Executive Officers	(Percentage of Annual Base Salary)

Jason Macari, Chief Executive Officer	100%

[Additional Executive Officers and bonus targets will be determined at a later date]

EXHIBIT II

Management Employees

Bonus Target
Management Employees	(Percentage of Annual Base Salary)

[To be determined at a later date]